Exhibit 10.61

AGREEMENT OF SUBLEASE

THIS AGREEMENT OF SUBLEASE (this “Sublease”) is made and entered into as of September 22, 2011 by and between TIMEC COMPANY INC., a Delaware corporation, with an address at 16941 Keegan Avenue, Carson, CA 90746 (“Sublandlord”), and U.S. AUTO PARTS NETWORK, INC., a Delaware corporation, with an address at 17150 South Margay Avenue, Carson, CA 90746 (“Subtenant”).

BACKGROUND

A. Sublandlord has entered into a lease with Microtek Lab, Inc., a California corporation (“Landlord”) dated August 24, 2009, as amended by that certain First Amendment of Lease and Consent to Sublease dated on or about the date of this Sublease (as so amended, herein referred to as the “Lease”), for certain office space consisting of an entire 2-story office building containing approximately 50,000 rentable square feet of space (collectively the “Demised Premises”), being located on approximately three (3) acres of land and having an address of 16941 Keegan Avenue, Carson, CA 90746 (the “Building”). A true and correct copy of the Lease, from which certain business terms irrelevant to this Sublease have been excised, is attached hereto as Exhibit B and hereby made a part hereof.

B. Subtenant desires to sublease from Sublandlord a portion of the Demised Premises consisting of approximately 25,000 rentable square feet of space on the second (2nd) floor of the Building, as shown on the floor plan attached hereto as Exhibit A and hereby made a part hereof (the “Sublet Premises”) and Sublandlord is agreeable to the making of such sublease on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the rents herein reserved and the covenants hereinafter expressed, and intending to be legally bound, Sublandlord and Subtenant agree as follows:

1. Sublease; Term; Renewal Options; Sublandlord’s Termination Right.

1.1 Sublandlord hereby demises and sublets to Subtenant, who hereby subleases and takes from Sublandlord, the Sublet Premises for a term (the “Term”) beginning on the date on which Sublandlord delivers written notice to Subtenant that the Sublet Premises has been vacated by Sublandlord’s employees (the “Sublease Commencement Date”) and ending (unless sooner terminated in accordance with the terms of this Sublease or the Lease) on (a) if the Sublease Commencement Date falls on or before the 15th day of a calendar month, the last day of the sixtieth (60th) consecutive calendar month thereafter, or (b) if the Sublease Commencement Date falls after the 15th day of a calendar month, the last day of the sixty-first (61st) consecutive calendar month thereafter (the “Sublease Termination

Date”). Sublandlord presently estimates that the Sublease Commencement Date will occur on or about the sixtieth (60th) day after the date of full execution of this Sublease.

1.2 First Renewal Option. Subtenant is hereby granted the option to extend the Term of this Sublease, with respect to all of the Sublet Premises as then constituted, in “as-is” condition, for one (1) consecutive additional period of one (1) year commencing on the day following the Sublease Termination Date (the “First Renewal Term”), on the following terms and conditions:

(i) No Event of Default shall exist, either at the time of Subtenant’s giving of its renewal notice to Sublandlord or at the commencement of the First Renewal Term (unless Sublandlord elects, in its sole discretion, to waive such condition);

(ii) Sublandlord shall have made a good faith determination that Subtenant remains creditworthy;

(iii) Subtenant shall not have previously assigned this Sublease or sublet all or any portion of the Sublet Premises (except to a Related Party, as hereinafter defined);

(iv) Subtenant shall have delivered to Sublandlord written notice of Subtenant’s election to exercise this option (the “First Renewal Notice”) not less than 240 days nor more than 395 days prior to the Sublease Termination Date (time being of the essence, and Subtenant’s failure to timely deliver such renewal notice being agreed to constitute Subtenant’s irrevocable waiver of this renewal option); and

(v) all Sublease terms for the First Renewal Term shall be the same as specified for the initial Term of this Sublease, except that (a) there shall be no further option to renew or extend the Term of this Sublease except as provided under Section 1.3 hereof, (b) there shall be no allowances or inducements payable by Sublandlord during the First Renewal Term, and (c) Base Rent payable during the First Renewal Term shall be agreed upon by the parties in good faith negotiations commencing with reasonable promptness after Sublandlord’s receipt of the First Renewal Notice; provided, however, that if the parties have not agreed in writing as to the rate or rates of Base Rent that will be payable during the First Renewal Term within ninety (90) days after Sublandlord’s receipt of the First Renewal Notice, then Sublandlord may terminate such negotiations by written notice delivered to Subtenant on or after that date and prior to the parties’ execution of such written agreement confirming the Base Rent, whereupon Subtenant’s election to extend the Term for the First Renewal Term shall be null and void and the Term shall expire on the Sublease Termination Date.

1.3 Second Renewal Option. Provided that Subtenant timely exercises its option for the First Renewal Term, Subtenant is hereby also granted the option to extend the Term of this Sublease, with respect to all of the Sublet Premises as then constituted, in “as-is” condition, for one (1)

consecutive additional period commencing on the day following the last day of the First Renewal Term and ending on January 24, 2020 (the “Second Renewal Term”), on the following terms and conditions:

(i) No Event of Default shall exist, either at the time of Subtenant’s giving of its renewal notice to Sublandlord or at the commencement of the Second Renewal Term (unless Sublandlord elects, in its sole discretion, to waive such condition);

(ii) Sublandlord shall have made a good faith determination that Subtenant remains creditworthy;

(iii) Subtenant shall not have previously assigned this Sublease or sublet all or any portion of the Sublet Premises (except to a Related Party);

(iv) Subtenant shall have delivered to Sublandlord written notice of Subtenant’s election to exercise this option (the “Second Renewal Notice”) not less than 240 days nor more than 395 days prior to the last day of the First Renewal Term (time being of the essence, and Subtenant’s failure to timely deliver the Second Renewal Notice being agreed to constitute Subtenant’s irrevocable waiver of this renewal option); and

(v) all Sublease terms for the Second Renewal Term shall be the same as specified for the First Renewal Term of this Sublease, except that (a) there shall be no further option to renew or extend the Term of this Sublease, (b) there shall be no allowances or inducements payable by Sublandlord during the Second Renewal Term, and (c) Base Rent payable during the Second Renewal Term shall be agreed upon by the parties in good faith negotiations commencing with reasonable promptness after Sublandlord’s receipt of the Second Renewal Notice; provided, however, that if the parties have not agreed in writing as to the rate or rates of Base Rent that will be payable during the Second Renewal Term within ninety (90) days after Sublandlord’s receipt of the Second Renewal Notice, then Sublandlord may terminate such negotiations by written notice delivered to Subtenant on or after that date and prior to the parties’ execution of such written agreement confirming the Base Rent, whereupon Subtenant’s election to extend the Term for the Second Renewal Term shall be null and void and the Term shall expire on the last day of the First Renewal Term; and

(vi) Sublandlord and Subtenant shall promptly execute and deliver to one another an amendment to this Sublease, in reasonable form prepared by Sublandlord and acceptable to Subtenant in its reasonable discretion, confirming Subtenant’s exercise of its option hereunder and the Base Rent payable during the Second Renewal Term. Notwithstanding anything to the contrary contained in this Section 1.3, the failure of the parties to execute such amendment shall not be deemed to rescind Subtenant’s notice of its exercise of the Second Renewal Option, and Subtenant shall remain bound by the terms of this Section 1.3.

1.4 Sublandlord’s Termination Right. Notwithstanding anything to the contrary elsewhere contained in this Sublease, Subtenant hereby grants to Sublandlord the right and option to terminate this Sublease on the terms and conditions herein set forth. Solely in the event that the Building is sold at any time during the Term hereof, as the same may be extended or renewed, and the new owner of the Building has requested that Sublandlord agree to the premature termination of the Lease, Sublandlord shall have the right, exercisable by delivery of written notice of termination to Subtenant, to unilaterally terminate this Sublease effective as of a date to be stated in such notice of termination (the “End Date”), which End Date shall not be earlier than the one hundred eightieth (180th) day after the date on which Subtenant receives such notice. Upon Sublandlord’s timely exercise of this option, the Term shall end at 11:59 p.m. on the End Date and Subtenant shall vacate the Sublet Premises on or before the End Date, leaving same in the condition required under the terms of this Sublease and all Rent will be adjusted as of the End Date. On or before the End Date, Sublandlord shall pay to Subtenant the sum of Two Hundred Thousand Dollars ($200,000.00), which Subtenant acknowledges to be full, fair and sufficient consideration for the termination option herein granted to Sublandlord.

1.5 Subtenant’s Option to Terminate. Subtenant shall have the right and option to terminate this Sublease on the terms and subject to the conditions herein set forth (the “Termination Option”) effective as of the last day of the forty-second (42nd) consecutive calendar month after the month in which the Sublease Commencement Date occurs (the “End Date”), by delivery of written notice of termination to Sublandlord not later than six (6) months prior to the End Date (time being of the essence). Subtenant’s notice exercising the Termination Option shall be irrevocable and, in order to be valid, must be accompanied by Subtenant’s good bank check for the “Termination Fee” (as defined below). In calculating the Termination Fee, it will be assumed that the “Sublease Costs” (as defined below) were financed at a fixed interest rate of ten percent (10%) per annum with a sixty (60) month self-amortizing loan paid in sixty (60) equal monthly installments commencing on with a payment due on the Sublease Commencement Date, and the “Termination Fee” will be the sum of (a) the principal balance that would remain outstanding under that loan following payment of the forty-second (42nd) of such monthly installments plus (b) One Hundred Thousand Dollars ($100,000.00). The term “Sublease Costs” means the sum of the following: (i) the Abated Rent (defined in Section 4(a) hereof) and (ii) all leasing commissions paid by Sublandlord in connection with this Sublease. Notwithstanding anything to the contrary herein set forth, at Sublandlord’s option Subtenant’s termination of this Sublease pursuant to this Section 1.5 shall be ineffective if an Event of Default exists either at the time of Subtenant’s exercise of the Termination Option or at the End Date. Failure of Subtenant to timely exercise the Termination Option (“exercise” meaning both the giving of the requisite notice and the payment in full of the

Termination Fee) shall constitute Subtenant’s irrevocable waiver of its right to exercise the Termination Option.

1.6 Subtenant’s Right of First Offer. Provided that no Event of Default then exists under this Sublease, in the event that Sublandlord desires to sublease the first floor of the Demised Premises (the “First Floor”) at any time during the Term, the First Renewal Term or the Second Renewal Term, Sublandlord shall give Subtenant written notice thereof (“Sublandlord’s Notice”), whereupon Subtenant may elect to commence negotiations with Sublandlord respecting the terms of Subtenant’s possible sublease of the First Floor, which terms shall reasonably reflect the current sublease market conditions in comparable buildings in the vicinity of the Building at that time (taking into account all appropriate factors), by delivering written notice to Sublandlord stating Subtenant’s desire to do so (“Subtenant’s Election Notice”). Subtenant’s Election Notice must be delivered to Sublandlord within ten (10) business days after Subtenant receives Sublandlord’s Notice (time being of the essence) or Subtenant shall be deemed to have irrevocably waived its rights under this Section 1.6. Upon receipt of Subtenant’s Election Notice, the parties shall negotiate the terms of the proposed sublease in good faith; provided, however, if the parties have not executed a sublease respecting the First Floor within ninety (90) days after Sublandlord’s receipt of Subtenant’s Election Notice, then Sublandlord may terminate negotiations with Subtenant by written notice delivered to Subtenant on or after that date and prior to the parties’ execution of such sublease, whereupon Subtenant’s rights under this Section 1.6 shall be null and void. Subtenant acknowledges and agrees that any sublease executed by the parties pursuant to the right of first offer herein granted shall be subject to Landlord’s approval, and each such sublease shall contain a provision substantially identical to Section 17 of this Sublease. Landlord’s approval of this Sublease and the right of first offer herein set forth does not constitute Landlord’s approval of any sublease entered into pursuant to this right of first offer.

2. Confirmation. After the Sublease Commencement Date, at the option of either party the parties will execute and deliver to one another a writing in reasonable form that confirms both the Sublease Commencement Date and the Sublease Termination Date.

3. Use; Maximum Occupancy. Subtenant shall not use the Sublet Premises for any purposes other than general and executive offices. Subtenant shall not permit the Sublet Premises to be occupied by more than 125 persons at any time.

4. Rent. Subtenant shall pay to Sublandlord during the Term an annual rental equal to the sum of the following (the following sums, together with all other sums payable by Subtenant under the terms of this Sublease, being herein collectively referred to as “Rent”):

(a) Base Rent. Annual base rent (“Base Rent”) in the following sums (as used in the following chart, “SCD” means “Sublease Commencement Date” and “STD” means “Sublease Termination Date”):

First 12 months after SCD	$150,000.00 per annum; $12,500.00 per month
Months 13 through 24 after SCD	$165,000.00 per annum; $13,750.00 per month
Month 25 through 36 after SCD	$183,000.00 per annum; $15,250.00 per month
Months 37 through 48 after SCD	$201,300.00 per annum; $16,775.00 per month
Months 49 after SCD through STD	$221,430.00 per annum; $18,452.50 per month

Subtenant agrees to pay to Sublandlord equal monthly installments of the Base Rent at Sublandlord’s address stated above, or such other address of which Sublandlord may from time to time notify Subtenant. Such monthly installments shall be payable in advance, on or before the first (1st) day of each calendar month (without offset, deduction, notice or demand except as otherwise set forth in the Lease or this Sublease) commencing as of the Sublease Commencement Date. Rent for any fractional month at the beginning or end of the Sublease Term shall be prorated based on actual days. Notwithstanding the foregoing, (a) simultaneously with Subtenant’s execution and delivery of this Sublease, Subtenant shall pay the first full month’s Base Rent payable during the Term, and (b) no Base Rent shall be payable or otherwise accrue hereunder on account of the first (1st) full calendar month after the Sublease Commencement Date, the eleventh (11th) full calendar month after the Sublease Commencement Date or the twelfth (12th) full calendar month after the Sublease Commencement Date (such abated Base Rent is herein referred to as the “Abated Rent”).

(b) Additional Rent. Subtenant shall pay to Sublandlord on the first day of each month during the Term, at the office of Sublandlord or at such other place as Sublandlord may designate, concurrent with Subtenant’s payment of Base Rent (without regard to any abatement of Base Rent above provided), and without demand, offset or deduction, the sum of $10,000.00 per month (the “Additional Rent”), as payment in full to Sublandlord of Subtenant’s share of the following sums payable by Sublandlord under the terms of the Lease:

(i) all sums payable by Sublandlord on account of its maintenance and repair obligations under Section 7.1(a) of the Lease; provided, however, that (A) if any of such costs are attributable solely to office space within the Demised Premises solely occupied by Sublandlord’s employees, Sublandlord shall pay 100% thereof, and (B) if any of such costs are attributable solely to a portion or portions of the Demised Premises entirely included within the Sublet Premises, Subtenant shall pay 100% thereof;

(ii) all sums payable by Sublandlord on account of service contracts maintained by Sublandlord pursuant to Section 7.1(b) of the Lease;

(iii) Lessee’s Capital Item Reimbursement Obligation payable pursuant to Section 7.1(d) of the Lease;

(iv) Real Property Taxes payable pursuant to Section 10.2 of the Lease (Subtenant agrees that it shall have no right to contest Real Property Taxes pursuant to Section 65 of the Addendum attached to the Lease);

(v) all sums payable by Sublandlord on account of utilities under Section 11 of the Lease (provided, that (A) if any of such costs are separately submetered and attributable solely to office space within the Demised Premises solely occupied by Sublandlord’s employees, Sublandlord shall pay 100% thereof, and (B) if any of such costs are separately submetered and attributable solely to a portion or portions of the Demised Premises entirely included within the Sublet Premises, Subtenant shall pay 100% thereof); and

(vi) Lessor’s insurance premiums payable pursuant to Section 8.1 of the Lease.

(c) Furniture Rent. Subtenant shall have the use of certain furniture contained within the Sublet premises pursuant to the following terms:

(i) In addition to the Base Rent and all other Rent obligations of Subtenant pursuant to this Sublease, Sublandlord hereby leases to Subtenant and Subtenant hereby rents from Sublandlord, for the Term, (A) those certain items of furniture owned by Sublandlord and located in the Sublet Premises as of the Sublease Commencement Date (the “Sublandlord Furniture”), and (B) those certain items of furniture owned by Landlord and located in the Sublet Premises as of the Sublease Commencement Date (the “Landlord Furniture”). The parties will perform an inventory of the Sublandlord Furniture and the Landlord Furniture (collectively, the “Furniture”) promptly after execution of this Sublease. The inventory of the Sublandlord Furniture will be attached to this Sublease as Exhibit C and incorporated into this Sublease by reference. The inventory of the Landlord Furniture will be attached to this Sublease as Exhibit D and incorporated into this Sublease by reference. Subtenant receives no right of ownership in the Furniture by virtue of Subtenant’s use of the Furniture; the Furniture will not be deemed Subtenant’s Personal Property.

(ii) Subtenant shall pay to Sublandlord on the first day of each month during the Term, concurrent with Subtenant’s payment of Base Rent (without regard to any abatement of Base Rent above provided), without demand, offset or deduction , the sum of $400.00 per month as Rent for the Sublandlord Furniture and $100.00 per month as Rent for the Landlord Furniture (the “Furniture Rent”).

(iii) The Sublandlord Furniture shall be returned to Sublandlord in good condition upon termination of the Term, subject to reasonable wear and tear.

(iii) At the end of the Term (or any extension of the Term or termination of this Sublease), Subtenant will deliver the Furniture to Sublandlord in the condition it was received on the date of occupancy, reasonable wear and tear excepted. For purposes of the preceding sentence the term “deliver” means that when Subtenant vacates the Subleased Premises the Furniture will remain in the Sublet Premises. Subtenant will not remove the Furniture or any items of Furniture from the Sublet Premises without the express prior written permission of Sublandlord (and also the prior written permission of Landlord if any of the Furniture desired to be removed is the property of Landlord).

(iv) Sublandlord is responsible for insuring the Furniture against loss or damage. Subtenant will, however, be liable for the repair or, if necessary, replacement of any of the Furniture damaged by Subtenant or any of its employees, agents or invitees. Subtenant shall be responsible for performing all needed maintenance and repair of the Furniture during the Term at Subtenant’s expense.

5. Personal Property Taxes. Subtenant shall pay to the taxing authority prior to delinquency all taxes assessed against or levied upon its occupancy of the Sublet Premises or upon the fixtures, furnishings, equipment and all other personal property of Subtenant located in the Sublet Premises.

6. Condition of Sublet Premises; Subleasehold Improvements; Maintenance; Restoration.

6.1 Subtenant shall accept possession of the Sublet Premises in its “as-is” condition, without warranty and without any obligation by Sublandlord to perform any alterations, improvements, redecorating or other work therein or to provide any construction or monetary allowance with respect thereto, except that Sublandlord, at Sublandlord’s sole cost, shall (a) construct demising walls (in compliance with all applicable building and life safety codes) to enclose the three (3) presently undemised staircases that provide access to the Sublet Premises, (b) construct a Schlage-controlled glass door to provide access to the Sublet Premises from the main stairway that connects the Sublet Premises to the main ground floor Building lobby (the “Lobby Door”) and (c) remove from the Sublet Premises all cubicles that are contained in the Sublet Premises on the date of execution of this Sublease.

6.2 All improvements to the Sublet Premises shall be made by Subtenant at the Subtenant’s expense and in accordance with all requirements of the Lease (exclusive of the Lessee Improvements Work Letter attached to the Lease, which the parties agree does not form a part of this Sublease because the work contemplated to be performed thereunder has already been constructed).

Subtenant shall not install or construct improvements, demolish, or alter in any fashion the Sublet Premises or any part thereof without Sublandlord’s and Landlord’s prior written approval (Sublandlord and Landlord have given their written approval to those certain plans and specifications prepared for Subtenant by Design SK, Scott K. Leleiur Architect, dated August 17, 2011, labeled Proposed Floor Plan and attached herewith as Exhibit A.

6.3 All voice and data equipment, lines and conduit installed in the Sublet Premises by Subtenant shall be entirely separate from Sublandlord’s voice and data equipment, lines and conduit, and shall not share the equipment closets utilized by Sublandlord for its voice and data equipment and connections unless a given equipment closet contains the initial data entry point into the Building.

6.4 Notwithstanding anything to the contrary contained in the Lease, including, without limitation, Section 7.1(a) of the Lease, Subtenant shall be solely responsible for the repair and maintenance of all alterations, improvements and equipment installed by Subtenant in the Sublet Premises during the Term, to Sublandlord’s reasonable satisfaction and in fulfillment of Sublandlord’s obligations with respect to such items under Section 7.1(a) of the Lease.

6.5 Notwithstanding anything to the contrary contained in the Lease, Subtenant agrees that it shall, upon the expiration of the Term or earlier termination of this Sublease, remove from the Sublet Premises all of Subtenant’s alterations and improvements that Landlord then requires to be removed, and all equipment installed by Subtenant (including lines and conduit installed in the walls and ceilings), in good and workmanlike fashion, and shall restore the Sublet Premises to the condition that existed on the Sublease Commencement Date (collectively, the “Restoration Work”), in default of which Sublandlord shall do so, in which latter event Subtenant shall reimburse to Sublandlord on demand Subtenant’s Portion (hereinafter defined) of the costs incurred by Sublandlord on account of such work. Provided that no Event of Default then exists, Sublandlord shall reimburse to Subtenant Fifty Thousand Dollars ($50,000.00) of the documented out-of-pocket cost of the Restoration Work (“Sublandlord’s Contribution”), which sum Sublandlord shall pay to Subtenant within thirty (30) days after receipt from Subtenant of Subtenant’s written request accompanied by evidence reasonably satisfactory to Sublandlord that Subtenant has incurred the sums sought to be reimbursed (such request must be delivered to Sublandlord within 180 days after the Restoration Work is completed, time being of the essence). All costs of the Restoration Work in excess of such contribution by Sublandlord (“Subtenant’s Portion”) shall be borne solely by Subtenant. It is agreed by the parties that the cost of purchasing and installation of cubicles by Subtenant shall not be included in the cost of the Restoration Work.

6.6 Notwithstanding the foregoing, prior to commencing any improvements or alterations of any kind within the Sublet Premises that Landlord has required to be removed at the end of the Term or upon earlier termination of this Sublease, Subtenant shall furnish to Sublandlord evidence satisfactory to Sublandlord of the cost of such work (such as contractors’ written estimates or guaranteed maximum priced contracts), and Subtenant shall deposit with Sublandlord a sum equal to the aggregate cost that will be incurred by Subtenant in constructing such improvements or alterations, less Sublandlord’s Contribution (the “Improvement Escrow”). Within thirty (30) days after completion of the improvements or alterations in question, Subtenant shall furnish Sublandlord with paid invoices, cancelled checks or other evidence reasonably required by Sublandlord in order to confirm the actual cost to Subtenant of constructing such improvements or alterations, and the Improvement Escrow shall be increased or decreased as necessary to equal such actual cost. Sublandlord shall hold the Improvement Escrow in escrow (in a non-interest-bearing account, and comingled with Sublandlord’s other funds), and shall refund same to Subtenant after the expiration of the Term or earlier termination of this Sublease and upon Subtenant’s fulfillment of its obligations under Section 6.5 hereof to Sublandlord’s reasonable satisfaction or, if Subtenant fails to fulfill its obligations under Section 6.5 hereof to Sublandlord’s reasonable satisfaction, Sublandlord may apply the Improvement Escrow to the costs incurred by Sublandlord in performing such work.

6.7 Subtenant shall have the right to appropriate lobby directory signage in the Building directory as well as signage located at Subtenant’s entry door on its floor, subject to Sublandlord’s reasonable prior approval and at Subtenant’s sole cost and expense. Additionally, subject to Sublandlord’s reasonable prior approval and at Subtenant’s sole cost and expense, Subtenant shall have the right to post its name on one of the main ground floor exterior lobby doors and also on the wall adjacent to the Lobby Door (defined in Section 6.1), facing the main ground floor exterior lobby doors.

7. Use of Main Building Lobby.

7.1 During the Term, as the same may be extended or renewed, Subtenant’s business invitees may enter the Building through the main ground floor lobby and may access the Sublet Premises through the Lobby Door (defined in Section 6.1). Sublandlord shall cause the reception desk in the main Building lobby to be continuously staffed by a receptionist between the hours of 9:00 AM and 5:00 PM, Pacific Time, Monday through Friday (holidays excepted), who shall announce the arrival of Subtenant’s invitees by telephone call to the Premises. Sublandlord’s employees (other than those engaged in facilities management functions) shall not have a key card or combination (as the case may be) permitting them to open the Lobby Door. In consideration of such access and the services of Sublandlord’s receptionist, Subtenant shall pay to Sublandlord as Rent the sum of $40,000.00 per annum throughout the Term, in equal monthly installments of $3,333.33 per month, concurrent with Subtenant’s payment of Base Rent (without regard to any abatement of Base Rent above provided), without demand, offset or deduction. Subtenant agrees that it shall instruct Subtenant’s employees and contractors not to enter the Sublet Premises through the Lobby Door at any time, and only to enter the Premises through the doors providing direct access to the Premises from the upper level of the Building car park; provided, however, that Sublandlord acknowledges that Subtenant’s employees may have need to enter or exit through the Lobby from time to time.

7.2 In addition, Subtenant shall have use of the conference room that adjoins the Lobby (the “Conference Room”) from time to time on the terms set forth in this Section 7.2. The Conference Room shall be provided by Sublandlord for use by Subtenant on an advance reservation basis at no charge other than Landlord’s actual cleaning charges directly relating to the cleaning of the Conference Room if necessitated in Landlord’s reasonable judgment due to Subtenant’s failure to leave the Conference Room at the close of its meeting in the same clean, tidy order that existed prior to Subtenant’s entry, with all trash and waste placed in proper receptacles (which cleaning charges shall be paid to Sublandlord within thirty (30) days after billing). Throughout the Term of this Sublease (as the same may be extended or renewed) the Conference Room may be reserved by Subtenant from time to time, for a maximum aggregate of ten (10) hours in any calendar month, by Subtenant giving Sublandlord at least ten (10) days advance written notice. Subtenant acknowledges that its right to reserve the Conference Room is subject and subordinate to Sublandlord’s needs, and that Sublandlord may cancel any reservation of the Conference Room made by Subtenant by giving Subtenant at least three (3) business days prior written notice of cancellation (Sublandlord may not cancel Subtenant’s reservation by giving less than three (3) business days prior written notice of cancellation).

8. Terms of Lease Incorporated. This Sublease is subject and subordinate to all of the terms and conditions of the Lease, each of which is hereby incorporated herein by reference and made a part hereof. The parties agree, with respect to the Lease, as follows:

8.1 The terms, covenants and conditions contained in the Lease shall, as between Sublandlord and Subtenant, constitute the terms, covenants and conditions of this Sublease, except to the extent that this Sublease expressly provides that any thereof are inapplicable to Subtenant, and Subtenant agrees to assume and be bound by the terms and conditions of the Lease other than the Excluded Provisions (hereinafter defined) and to perform all of those duties, responsibilities and obligations of Sublandlord thereunder (the “Lease Obligations”), in each case substituting “Sublandlord” for “Landlord”, “Subtenant” for “Tenant”, “Sublet Premises” for “Premises”, “Sublease” for “Lease” and, as the context requires, other words of similar import for the appropriate definition in this Sublease. Subtenant shall hold Sublandlord harmless from any damage, responsibility or liability which Sublandlord may incur by virtue of Subtenant’s failure to perform any of the Lease Obligations. Sections 5, 25, 30.3, 37, 39, 52, 53, 54, 55, 57, 65, 66, 67, 69, 71, 74, 75 of the Lease and the Lessee Improvements Work Letter attached to the Lease (which does not apply because the improvements to be constructed thereunder have been completed) (collectively, the “Excluded Provisions”), are specifically excluded from the Lease Obligations, shall not be binding upon or benefit Subtenant and are not incorporated into the terms of this Sublease. Supplementing the foregoing, the parties specifically agree that in no event shall Subtenant be entitled to, or claim, any of the rights and options conferred upon Sublandlord under the Lease, including without limitation: the right to any alteration or redecoration allowances, or allowances of any other nature whatsoever, or any right or claim to any insurance proceeds, condemnation awards, rights to non-disturbance agreements, options to renew, options to expand, rights to erect exterior signage, any right of early termination or any right or option similar or dissimilar to any of the foregoing.

8.2 Subtenant shall not do or permit to be done, with respect to the Sublet Premises or Subtenant’s interest in this Sublease, any act or thing which will constitute a breach or violation of any of the terms, covenants or conditions of the Lease.

8.3 Subtenant shall fully and faithfully observe and perform, with regard to the Sublet Premises and Subtenant’s interest in this Sublease, all of the duties and obligations contained in the terms, covenants and conditions of the Lease to be observed or performed by Sublandlord as tenant under the Lease.

8.4 Sublandlord, in its relations with Subtenant hereunder, shall have all of the rights and remedies afforded to Landlord in its relations with Sublandlord as tenant as set forth in the Lease. Without limiting the generality of the foregoing, (i) the consent of Sublandlord shall be required for any action of Subtenant which, pursuant to the Lease, would require the consent of Landlord as to the tenant, and (ii) Sublandlord shall have the same right to prescribe regulations as to Subtenant’s use and occupancy of the Sublet Premises as is afforded Landlord in the Lease.

8.5 Sublandlord is hereby released and relieved of (i) all of the obligations of Landlord as set forth in the Lease, and (ii) any liability to Subtenant for any default by Landlord under the Lease or any failure by Landlord to perform any of its obligations thereunder. Unless directly caused by the negligence or willful misconduct of Sublandlord or its employees or contractors, Sublandlord shall not be responsible for any failure or interruption of any such services or facilities; and Subtenant agrees that no failure to furnish, or interruption of, any such services of facilities shall give rise to (i) any abatement, diminution or reduction of Subtenant’s obligations hereunder, (ii) any constructive eviction, whether in whole or in part, or (iii) any liability on the part of Sublandlord. If there shall be any failure to furnish, or interruption of any of, such services or facilities and Subtenant gives notice thereof to Sublandlord, Sublandlord shall, to the extent permitted under the Lease, make reasonable and diligent efforts to cause Landlord under the Lease to furnish the same, but Sublandlord need not bring any action or proceeding against the Landlord under the Lease in connection therewith.

8.6 Subtenant acknowledges that the rights granted to it under this Sublease are not in any sense greater or broader than the rights granted to Sublandlord as tenant under the Lease. As between Sublandlord and Subtenant, in the event of any conflict between the terms of this Sublease and the terms of the Lease, the terms of the Lease shall govern and control except to the extent that this Sublease expressly provides that any thereof are inapplicable to Subtenant.

8.7 In the event that Sublandlord shall Default in its obligations under the Lease, then Landlord, at its option and without being obligated to do so, may require Subtenant to attorn to Landlord in which event Landlord shall undertake the obligations of Sublandlord under this Sublease from the time of the exercise of said option to the termination of the Sublease but Landlord shall not be liable for any prepaid Rent nor any Security Deposit paid by Subtenant, nor shall Landlord be liable for any other Defaults of Sublandlord under the Sublease.

9. Insurance.

9.1 Subtenant’s Insurance. Subtenant shall maintain the same types and amounts of insurance as are required to be maintained by the tenant under the Lease, in accordance with all requirements as are set forth in the Lease, with Sublandlord, Landlord and such other parties as Landlord may require named as additional insureds under Subtenant’s liability and all risk insurance policies.

9.2 Waiver of Subrogation. Notwithstanding anything to the contrary elsewhere contained in this Sublease, each of Sublandlord and Subtenant hereby waives any and all rights of recovery, claims, actions or causes of action against the other, and each hereby releases the other from any and all liability or responsibility to it or to anyone claiming by, through or under it, by way of subrogation or otherwise, for any loss or damage that may occur to the Premises, the Property, or any improvements thereto, or to any personal property of Sublandlord or Subtenant, arising from or out of any cause that (a) would be insured against under the terms of any property insurance required to be carried under this Sublease, or (b) is insured against under the terms of any property insurance actually carried by the waiving party, regardless of whether such insurance is required hereunder. Sublandlord and Subtenant shall each cause their respective insurers to include such a provision in their respective policies. The foregoing waiver shall apply regardless of the cause or origin of the claim, including, but not limited to, the negligence of a party or that party’s agents, officers, members, employees or contractors. The foregoing waiver shall not apply if it would have the effect, but only to the extent of such effect, of invalidating any insurance coverage of Sublandlord or Subtenant.

10. Subtenant’s Defaults; Sublandlord’s Remedies.

10.1 Defaults. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Sublease:

10.1.1 Subtenant does not timely pay in full when due any installment or payment of Rent owing hereunder; or

10.1.2 Subtenant violates or fails to perform or otherwise breaks any covenant, agreement or condition contained in this Sublease (or in the provisions of the Lease incorporated herein), or any other obligation of Subtenant to Sublandlord; or

10.1.3 Subtenant does not occupy the Sublet Premises within sixty (60) days after the Sublease Commencement Date; or

10.1.4. Subtenant removes or attempts to remove Subtenant’s property from the Sublet Premises other than (i) in the ordinary course of business or (ii) in order to replace the subject furniture or equipment, in either case without having first paid to Sublandlord in full all Rent and any other charges that may be due or in arrears at that time; or

10.1.5 Any act or omission on the part of Subtenant or its employees, agents, invitees or contractors that results in a “Default” by Sublandlord under the terms of the Lease; or

10.1.6 Subtenant becomes the subject of commencement of an involuntary case under the federal bankruptcy law as now or hereafter constituted, or there is filed a petition against Subtenant seeking reorganization, arrangement, adjustment or composition of or in respect of Subtenant under the federal bankruptcy law as now or hereafter constituted, or under any other applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or seeking the appointment of a receiver, liquidator or assignee, custodian, trustee, sequestrator (or other similar official) of Subtenant or any substantial part of its property, or seeking the winding-up or liquidation of its affairs and such involuntary case or petition is not dismissed within sixty (60) days after the filing thereof, or if Subtenant commences a voluntary case or institutes proceedings to be adjudicated a bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, under the federal bankruptcy laws as now or hereafter constituted, or any other applicable federal or state bankruptcy, reorganization or insolvency or other similar law, or consents to the appointment of or taking possession by a receiver or liquidator or assignee, trustee, custodian, sequestrator (or other similar official) of Subtenant or of any substantial part of its property, or makes any assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due, or fails to generally pay its debts as they become due, or if Subtenant, its partners, shareholders, or any committee thereof takes any action in contemplation of any of the foregoing.

10.2 Sublandlord’s Remedies. Upon the occurrence of an Event of Default, and at the sole option of Sublandlord, Sublandlord may exercise any or all of the rights and remedies contained in Sections 13.2 and 13.4 of the Lease with respect to a Default under the Lease, with all references to “Lessor” in such sections being deemed references to Sublandlord, with all references to “Lessee” in such sections being deemed references to Subtenant, and with all references to the “Premises” in such sections being deemed references to the Sublet Premises.

10.3 Notice of Default. Except as to Events of Default under Sections 10.1.3, 10.1.4, 10.1.5 or 10.1.6, Sublandlord shall not exercise any right or remedy provided for in this Sublease or allowed by law because of any Event of Default of Subtenant, unless Sublandlord shall have first given written notice of such Event of Default, and (i) Subtenant shall have failed to pay the sum or sums due within a period of ten (10) days thereafter if such default consists of the failure to pay money, or (ii) if such default consists of something other than the failure to pay money, Subtenant shall have failed within thirty (30) days after such notice from Sublandlord to correct such default, or if such default is not susceptible of being corrected within the aforesaid thirty (30) days, after such timely commencement Subtenant fails actively and diligently in good faith to proceed with and continue to the correction of the default until it shall be fully corrected; provided, however, that Sublandlord shall not be required to give, and Subtenant shall not be entitled to the benefit of, any such notice or grace period more than one (1) time in any period of twelve (12) consecutive calendar months for any monetary defaults.

11. Notices. All statements, notices or other communications given hereunder shall be deemed sufficiently given or rendered only if in writing and sent by United States registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized and receipted overnight courier service guaranteeing next business day delivery to the respective addresses set forth below:

If to Subtenant:

U.S. Auto Parts

16941 Keegan Avenue

Carson, CA 90746

Attention: Legal Department

If to Sublandlord:

TIMEC Company, Inc.

1330 Post Oak Boulevard, Suite 1600

Houston, Texas 77056

Attention: James Fairbairn

The addresses to which all notices are to be sent may be changed by the parties from time to time by giving notice of such change in the matter prescribed in this Section 11.

12. Indemnification. Subtenant shall defend, indemnify, save and hold harmless (“Indemnify”) Sublandlord, Sublandlord’s agents, employees, officers, directors, shareholders and partners, Landlord, and Landlord’s agents, employees, officers, directors, shareholders and partners from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including reasonable attorneys’ fees, court costs, administrative costs, and costs of appeals which may be imposed upon or incurred by or asserted against any of them by reason of any of the following which shall occur during the Term of this Sublease, or during any period of time prior to the Sublease Commencement Date when Subtenant may have been given access to or possession of all or any portion of the Sublet Premises: (i) any liability arising out of, involving, or in connection with the use and/or occupancy of the Sublet Premises by Subtenant or its agents, contractors, subcontractors, servants, employees, licensees or invitees, (ii) any work or act done in, on or about the Sublet Premises or elsewhere in the Building at the direction of or caused by Subtenant, its agents, contractors, subcontractors, servants, employees, licensees or invitees, (iii) any act or omission on the part of Subtenant or any of its agents, contractors, subcontractors, servants, employees, sublessees, licensees or invitees, (iv) any accident, injury or damage to any persons or property occurring in, on or about the Sublet Premises or any part thereof, unless caused by the act or omission of Sublandlord or its agents, contractors, subcontractors, servants, or employees, (v) Subtenant’s failure to perform any of the obligations imposed on it under this Sublease (through incorporation of the Lease or otherwise), and (vi) any termination of the Lease resulting from a default by Subtenant under this Sublease. The obligation of Subtenant to Indemnify contained in this Section 12 shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Subtenant, its agents or contractors under workers’ or workman’s compensation acts, disability benefit acts or other employee benefits acts, or under any other insurance coverage Subtenant may obtain or be required to obtain or pay the costs thereof. In no event shall the foregoing obligation to Indemnify extend to claims arising directly from or out of the negligence or willful misconduct of Sublandlord or its servants, employees, contractors or agents.

13. Assumption of Risk; Release.

(a) Subtenant, as a material part of the consideration to Sublandlord, hereby assumes all risk of damage to property or loss of property in, from, upon, or about the Sublet Premises from any source and to whomsoever belonging, and Subtenant hereby waives all claims in respect thereof against Sublandlord except claims arising directly from or out of the negligence or willful misconduct of Sublandlord, its servants, agents or employees. Without limiting the foregoing, (a) Subtenant hereby releases Sublandlord, its agents and employees from any damage to property of Subtenant or of others entrusted to employees of Landlord, and (b) Subtenant agrees that none of Sublandlord, its agents or employees, or Landlord or its agents or employees shall be liable for and Subtenant hereby releases them from (i) the loss or damage to any property of Subtenant or others by theft or otherwise, or (ii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street, or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature (whether similar or dissimilar to those above specified), unless directly caused by the negligence or willful misconduct of the released party.

(b) Neither Subtenant nor its agents or employees shall be liable for and Sublandlord hereby releases them from (a) any damage to property of Sublandlord or of others entrusted to employees of Landlord, (b) the loss or damage to any property of Sublandlord or others by theft or otherwise, or (c) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street, or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature (whether similar or dissimilar to those above specified), unless directly caused by the negligence or willful misconduct of Subtenant, its agents, servants or employees.

14. Quiet Enjoyment. Subject to the terms of the Lease, Sublandlord covenants that Subtenant, on paying the Rent and all other charges or payments herein reserved or payable and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Subtenant to be kept, observed and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Sublet Premises subject to the terms, covenants, conditions, provisions and agreements hereof.

15. Subleases and Assignment.

15.1 Subtenant shall not sell, mortgage or assign this Sublease, or sublease any part or all of the Sublet Premises, without prior written consent of both Landlord and Sublandlord; such consent shall be at the sole discretion of Landlord and Sublandlord. Any attempt by Subtenant to mortgage, assign or sublease without the prior written consents of Landlord and Sublandlord, shall be void and of no effect. Such consent, if given, will not be deemed consent to any further subletting or assignment. If Subtenant assigns this Sublease or subleases any part of the Sublet Premises as herein provided, Subtenant shall not be released from its obligations under this Sublease, notwithstanding any subsequent assignment, sublease, amendment, modification, supplement or extension thereafter made with or consented to respect to this Sublease by Sublandlord. Without limiting the generality of the foregoing, Subtenant expressly acknowledges that Sublandlord may withhold its consent to any proposed sublease or assignment if the proposed sublessee or assignee has previously been approached by Sublandlord or its broker, or has previously contacted either, to discuss the possible sublease of space in the Building by Sublandlord to such entity.

15.2 Notwithstanding the foregoing, no prior approval of Sublandlord shall be required for the subletting of all or a portion of the Sublet Premises or assignment of this Sublease to any corporation or other entity which is a parent or wholly-owned subsidiary of, or under common control with, the Subtenant (a “Related Party”), except that no subletting or assignment to a Related Party shall be made unless the Subtenant shall have provided to the Sublandlord such information as the Sublandlord shall reasonably require such as, but not limited to, satisfactory evidence as to the relationship as parent, affiliate or subsidiary of the proposed subtenant or assignee, and evidence of the Related Party’s then current net worth.

15.3 As a condition to Sublandlord’s consent to any subletting, assignment or other transfer referred to in this Section 15, if the sublease, assignment or other transfer provides that the subtenant, assignee or other transferee thereunder is to pay any amount in excess of the sum of the Rent and other charges due under this Sublease, plus Subtenant’s expenses on account of such assignment or sublease (which shall be limited to Subtenant’s reasonable advertising costs, brokerage commissions, and legal fees incurred in connection with the assignment or sublease, and reasonable allowances provided by Subtenant to the assignee or subtenant, which expenses, for purposes of hereof, shall be amortized on a straight-line basis, without interest, over the term of the subletting, assignment or other transfer) (such excess being herein referred to as “Profit”), whether such Profit be in the form of an increased monthly or annual rental, a lump sum payment, or any other form (and if sublet space does not constitute the entire Sublet Premises, the existence of such Profit shall be determined on a pro rata basis), fifty percent (50%) of the Profit shall be payable to Sublandlord immediately upon Subtenant’s receipt thereof, as Additional Rent.

16. Security. Simultaneously with Subtenant’s execution and delivery of this Sublease, Subtenant shall pay to Sublandlord the sum of $15,125.00, to be held as collateral security for the payment by Subtenant of the Rent and for the faithful performance by Subtenant of all other covenants and agreements of Subtenant under this Sublease. If Subtenant defaults under this Sublease at any time, Sublandlord may use, apply or retain the whole or any part of the security deposited to the extent necessary to cure said default and to reimburse to Sublandlord expenses incurred by Sublandlord on account of such default (including, without limitation, Sublandlord’s reasonable attorneys’ fees). It is understood that the security deposit is not to be considered as the last rental due under this Sublease. If, at any time or from time to time during the Term of this Sublease, Sublandlord applies all or a portion of this deposit to cure Subtenant’s default, Subtenant shall pay to Sublandlord, within five (5) days after demand by Sublandlord, the amount necessary to restore the security deposit to the full sum set forth above (Subtenant’s failure to timely make such payment in full being deemed a failure to timely pay Rent owing under this Sublease). The amount of such security deposit, without interest, less any portion thereof properly applied by Sublandlord hereunder and not yet reimbursed by Subtenant as herein required, shall be returned by Sublandlord to Subtenant within sixty (60) days after the expiration of the Term and Subtenant’s tender to Sublandlord of possession of the Sublet Premises in the condition herein required.

17. Landlord Approval. This Sublease shall not be effective until (i) executed by Sublandlord and Subtenant, and (ii) approved by Landlord. If Landlord shall refuse to consent to this Sublease,

Sublandlord shall not be obligated to take any action to obtain such consent. If Landlord has not consented to this Sublease within thirty (30) days after the date of full execution hereof by Sublandlord and Subtenant, this Sublease shall thereupon be void and of no effect.

18. Brokers. Subtenant represents and warrants to Sublandlord that it has not dealt with any broker, agent, finder or other person in the negotiation for or the obtaining of this Sublease other than Sublandlord’s broker, Colliers International (“Broker”), and agrees to indemnify and hold Sublandlord harmless from any and all costs (including attorney’s fees) and liability for commissions or other compensation claimed by any such broker, agent, finder or other person other than Broker, employed by it or claiming to have been engaged by it in connection with this Sublease. Sublandlord agrees to pay any fee or commission owing Broker on account of this Sublease pursuant to a separate written agreement.

19. Miscellaneous.

19.1 Time is of the essence of this Sublease and of the performance by Subtenant and Sublandlord of each and every term and condition of this Sublease and of each and every term and condition of the Lease which the Subtenant and Sublandlord have herein agreed to keep and perform.

19.2 This Sublease contains all of the agreements between Sublandlord and Subtenant and may not be modified except by a written instrument duly executed by the parties.

19.3 Subject to the provision of Section 15, the terms and conditions of this Sublease shall extend to and be binding upon the heirs, successors and assigns of the respective parties.

19.4 Failure on the part of either party to complain of any act or failure of the other party, or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by either Sublandlord or Subtenant of its respective rights hereunder. A giving of consent by Sublandlord or Subtenant in any one instance shall not limit or waive the necessity of obtaining such consent in the future.

19.5 The captions contained in this Sublease are for convenience of reference only, and shall not be deemed a part of the text of this Sublease, or to provide any interpretation thereof.

19.6 If any term or provision of this Sublease or of the Lease, as the same applies to Sublandlord and Subtenant, shall be held invalid or unenforceable, the remainder of the Sublease and the Lease, as applicable, shall not be affected thereby, and each term and provision of this Sublease and the Lease, as applicable, shall be valid and enforceable to the full extent permitted by law.

19.7 The word “person” as used herein shall mean any natural person, partnership, corporation, or any other form of business or legal entity.

19.8 All words or terms used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

19.9 Each party represents and warrants to the other that it has dealt with no broker, agent, or other intermediary who might be entitled to receive a commission in connection with the existence, execution or delivery of this Sublease, and each shall indemnify, defend and hold the other harmless from and against any breach of such respective representations and warranties.

19.10 As a material inducement to Sublandlord to enter into this Sublease, it is acknowledged and agreed by Subtenant that none of the current or future officers, shareholders, members or partners of Sublandlord shall have any personal liability (primary, secondary or otherwise) to Subtenant for any of the obligations of Sublandlord under this Sublease, and that Subtenant’s recourse to Sublandlord for all claims under this Lease shall be strictly limited to assets of Sublandlord at the entity level.

19.11 The parties hereto acknowledge and agree that nothing contained in this Sublease is intended to create between them a joint venture or a partnership of any kind, and the relationship between them evidenced by this Sublease is as sublandlord and subtenant only.

19.12 This Sublease and its terms and conditions shall be governed by the laws of the State of California.

19.13 Sublandlord shall be given keys (or equivalent) to all locks on doors within or providing access to the Sublet Premises.

19.14 Subtenant and its employees shall only use the upper level of the car park that serves the Building. Sublandlord shall make available to Subtenant one hundred ten (110) parking spaces in the upper level. Each parking space shall be provided on a non-exclusive, non-reserved basis and shall be rent-free. In addition to the foregoing, Sublandlord shall provide three (3) reserved parking spaces on the lower level of the Building car park, to be utilized solely by Subtenant’s business invitees.

19.15 Subtenant shall observe such rules and regulations as may be promulgated by Sublandlord or Landlord from time to time by written notice to Subtenant and which, in Sublandlord’s or Landlord’s reasonable judgment, are desirable for the general safety, comfort and convenience of occupants and subtenants of the Building. All rules and regulations shall be deemed a part of this Sublease, as conditions, with the same effect as though written herein, and Subtenant covenants that they shall be faithfully observed by Subtenant, Subtenant’s employees, and all those visiting the Sublet Premises or claiming under Subtenant.

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19.16 The Sublet Premises may only be used for general office purposes and uses appurtenant thereto, consistent with the terms of the Lease, and may not be used for retail sales purposes of any sort.

19.17 This Sublease supersedes that certain sublease between Sublandlord and Subtenant dated as of August 17, 2011, which prior sublease the parties hereby declare to be null and void and of no further force or effect.

IN WITNESS WHEREOF, this Sublease has been duly executed by Sublandlord and Subtenant, as of the date first above written.

U.S. AUTO PARTS NETWORK, INC.

By:	/s/ Thoedore R. Sanders
Name:	Thoedore R. Sanders
Title:	CFO

TIMEC COMPANY INC.

By:	/s/ Jim Fairbairn
Name:	Jim Fairbairn
Title:	President

Exhibit “A”

Floor Plan of Sublet Space

Exhibit “B”

Lease

Exhibit “C”

Sublandlord Furniture

Exhibit “D”

Landlord Furniture